EXHIBIT 99
                                                                      ----------
THE NAUTILUS GROUP

FOR IMMEDIATE RELEASE
---------------------

CONTACTS: The Nautilus Group, Inc.          Investor Relations Inquiries:
          ------------------------          -----------------------------
          Rod Rice                          John Mills
          Chief Financial Officer           Integrated Corporate Relations, Inc.
          360-694-7722                      562-256-7049  203-222-9013


        THE NAUTILUS GROUP ANNOUNCES SECOND QUARTER 2003 RESULTS IN LINE
                             WITH REVISED GUIDANCE

             BOARD OF DIRECTORS DECLARES REGULAR QUARTERLY DIVIDEND


VANCOUVER, WA - JULY 30, 2003 - The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the second quarter and six month period ended June 30, 2003.

Second quarter net sales were $100.6 million compared to $140.4 million for the corresponding period last year. Net income during the period was $4.7 million, or $0.14 per diluted share, compared to $25.8 million, or $0.72 per diluted share, for the corresponding period in the previous year.

The Company's net sales for the six months ended June 30, 2003 were $230.1 million compared to $276.3 million for the comparable period last year. Net income during the period was $18.4 million or $0.56 per diluted share, compared to $49.8 million, or $1.39 per diluted share, for the same period last year.

The Company also reiterated its comfort with revised guidance for the remainder of 2003. The Nautilus Group expects revenue to range from $450 to $470 million with corresponding earnings per share estimate ranging from $1.00 to $1.10. In terms of revised earnings on a quarterly basis for the remainder of 2003, the Company expects the third quarter will represent approximately 18% to 20% of earnings. Operating cash flow is expected to be approximately $35 million to $40 million for the year.

"As we have previously mentioned, the second quarter of 2003 was a challenging business environment due to Bowflex product line competition and lackluster consumer spending," began Brian Cook, Chairman. "During this time period, the increased competition had an adverse effect on direct sales of the Bowflex product line and lackluster consumer spending impacted both our direct and commercial/retail divisions."

"However, we remain very excited about the future of The Nautilus Group." Mr. Cook added. "We continue to develop and introduce new products and expand our distribution network. As examples, both the TreadClimber(R) product line in our direct channel and our retail offering of the Bowflex Power Rod resistance technology continue to exceed expectations. Nautilus maintains the strongest financial position in our industry, and combined with our new initiatives we are excited about the long-term outlook for our portfolio of leading health and fitness brands."

Mr. Cook concluded, "I am also very excited to have Gregg Hammann as our new President and CEO. I believe his experience in the marketing of multiple consumer branded products, business strategy, brand management, and customer focus, are exactly what our Company needs at this important juncture."

 "We will continue to use our operating cash flow to build upon our leadership position by improving our core businesses and introducing new products into our direct and commercial/retail sales channels to enable our Company's long-term growth in the health and fitness industry," stated Rod Rice, Chief Financial Officer. "We will also use our cash flow to increase shareholder value through our regular quarterly dividend. Today, the Board of Directors has declared a regular quarterly dividend of $0.10 per common share, payable September 10, 2003, to shareholders of record at the close of business on August 20, 2003."

The Nautilus Group will host a conference call on July 30, 2003 to discuss its second quarter financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under "Investor Relations/Events Calendar" and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-218-9073 if in North America. International callers will dial 303-262-2141. Participating in the call will be Brian Cook, Chairman, Gregg Hammann, Chief Executive Officer, Kevin Lamar, President of the Commercial/Retail division, and Rod Rice, Chief Financial Officer. A replay of the call will be available by calling 800-405-2236 and using the passcode 544963# if in North America. International callers will dial 303-590-3000 using passcode 544963#.


ABOUT THE NAUTILUS GROUP
The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn, and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, and StairMaster brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.

                                       ###

From time to time, The Nautilus Group may issue forward-looking statements relating to its products and services, including statements regarding its direct and commercial/retail segment businesses. Factors that could affect The Nautilus Group's actual results include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

                            THE NAUTILUS GROUP, INC.
                      Consolidated Statements of Operations
                 (In Thousands, Except Share and Per Share Data)
                                   (Unaudited)

                                            Three months ended June 30,           Six months ended June 30,
                                           -----------------------------       -----------------------------
                                               2003              2002              2003              2002
                                           -----------       -----------       -----------       -----------
NET SALES                                  $   100,602       $   140,408       $   230,051       $   276,322

COST OF SALES                                   48,203            56,639           107,636           115,392
                                           -----------       -----------       -----------       -----------

  Gross profit                                  52,399            83,769           122,415           160,930

OPERATING EXPENSES:
Selling and marketing                           35,695            34,091            75,196            65,691
General and administrative                       8,752             7,376            15,650            13,640
Related-party royalties                          1,450             2,413             3,241             4,561
Third-party royalties                              337               152               636               333
                                           -----------       -----------       -----------       -----------

  Total operating expenses                      46,234            44,032            94,723            84,225
                                           -----------       -----------       -----------       -----------

OPERATING INCOME                                 6,165            39,737            27,692            76,705

OTHER INCOME:
Interest income                                    230               477               459               927
Other - net                                        945               139               578               158
                                           -----------       -----------       -----------       -----------

  Total other income, net                        1,175               616             1,037             1,085
                                           -----------       -----------       -----------       -----------

INCOME BEFORE INCOME TAXES                       7,340            40,353            28,729            77,790

INCOME TAX EXPENSE                               2,642            14,527            10,342            28,006
                                           -----------       -----------       -----------       -----------

NET INCOME                                 $     4,698       $    25,826       $    18,387       $    49,784
                                           ===========       ===========       ===========       ===========

BASIC EARNINGS PER SHARE                   $      0.14       $      0.73       $      0.56       $      1.42

DILUTED EARNINGS PER SHARE                 $      0.14       $      0.72       $      0.56       $      1.39

Weighted average shares outstanding:

  Basic shares outstanding                  32,564,141        35,173,064        32,557,475        35,091,136

  Diluted shares outstanding                32,621,774        36,060,891        32,584,219        35,921,542

                            THE NAUTILUS GROUP, INC.
                           Consolidated Balance Sheets
                                 (In Thousands)
                                   (Unaudited)

                                                  June 30,        December 31,
                                                    2003             2002
                                                 ----------       ----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                        $   59,730       $   31,719
Short-term investments                                   --           17,578
Trade receivables, net                               36,972           50,099
Inventories                                          62,282           63,798
Prepaid expenses and other current assets             3,802            4,919
Short-term notes receivable                           3,058            3,067
Current deferred tax assets                           3,905            2,924
                                                 ----------       ----------

  Total current assets                              169,749          174,104

LONG-TERM NOTES RECEIVABLE                              181              363

PROPERTY, PLANT AND EQUIPMENT, net                   54,739           55,564

GOODWILL                                             29,755           29,755

OTHER ASSETS, net                                    16,432           16,867
                                                 ----------       ----------

TOTAL ASSETS                                     $  270,856       $  276,653
                                                 ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                       21,735           41,288
Accrued liabilities                                  17,212           15,827
Income taxes payable                                  4,191            5,284
Royalty payable to stockholders                       1,450            1,997
Customer deposits                                     1,033              685
                                                 ----------       ----------

  Total current liabilities                          45,621           65,081

LONG-TERM DEFERRED TAX LIABILITY                     10,560            9,149

STOCKHOLDERS' EQUITY:
Common stock                                            999               --
Retained earnings                                   212,086          201,238
Accumulated other comprehensive income                1,590            1,185
                                                 ----------       ----------

  Total stockholders' equity                        214,675          202,423
                                                 ----------       ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  270,856       $  276,653
                                                 ==========       ==========